Exhibit 10.1

LOAN AND SECURITY MODIFICATION AGREEMENT

This Loan and Security Modification Agreement is entered into as of September 28, 2010, by and between Rainmaker Systems, Inc. (the “Borrower”) and Bridge Bank, National Association (“Lender”).

1. DESCRIPTION OF EXISTING INDEBTEDNESS: Among other indebtedness which may be owing by Borrower to Lender, Borrower is indebted to Lender pursuant to, among other documents, a Loan and Security Agreement, dated November 17, 2009, by and between Borrower and Lender, as may be amended from time to time (the “Loan and Security Agreement”). Capitalized terms used without definition herein shall have the meanings assigned to them in the Loan and Security Agreement.

Hereinafter, all indebtedness owing by Borrower to Lender shall be referred to as the “Indebtedness” and the Loan and Security Agreement and any and all other documents executed by Borrower in favor of Lender shall be referred to as the “Existing Documents.”

2. DESCRIPTION OF CHANGE IN TERMS.

A.	Modification(s) to Loan and Security Agreement:

1) The following defined terms in Section 1.1 of the Agreement are hereby added, amended or restated as follows:

“Credit Extension” means each Advance, Existing Equipment Advance, Term Loan Advance, Term Loan 2 Advance or any other extension of credit by Bank for the benefit of Borrower hereunder.

“Revolving Maturity Date” means the earlier of (i) December 10, 2011, or (ii) such date the Bank elects to terminate the Revolving Line pursuant to Section 9.1 hereof.

“Term Loan 2 Advance” means a cash advance under Section 2.1(e).

“Term Loan Line 2” means a credit extension of up to Five Hundred Thousand Dollars ($500,000.00).

“Term Loan 2 Availability End Date” means the last day of the Term Loan 2 Availability Period.

“Term Loan 2 Availability Period” means the day of this Loan and Security Modification Agreement through December 31, 2010.

2) The first sentence of subsection 2.1 (a)(i) shall be amended to read as follows:

(i)	Subject to and upon the terms and conditions of this Agreements, Borrower may request Advances in an aggregate outstanding amount not to exceed the lesser of (i) the Borrowing Base plus $500,000, or (ii) the Revolving Line, minus, in each case, the aggregate face amount of all outstanding Letters of Credit and the aggregate amount of outstanding Existing Equipment Advances, the aggregate amount of outstanding Term Loan Advances and the aggregate amount of outstanding Term Loan 2 Advances.

3) The first sentence of subsection 2.1(d) entitled Letters of Credit Sublimit is hereby amended immediately following “and Term Loan Advances” to include “and Term Loan 2 Advances”.

4) The following shall be added as subsection (e) into Section 2.1 entitled “Credit Extensions”:

(e) Term Loan 2 Advances.

(i) Subject to and upon the terms and conditions of this Agreement, during the Term Loan 2 Availability Period, Lender will make advances (each, a “Term Loan 2 Advance”, collectively “Term Loan 2 Advances”) to Borrower in an aggregate amount not to exceed the Term Loan Line 2.

(ii) Interest shall accrue from the date of each Term Loan 2 Advance at the rate specified in Section 2.3, and shall be payable monthly on the tenth day of each month so long as any Term Loan 2 Advances are outstanding. Any Term Loan 2 Advance that is outstanding on the Term Loan 2 Availability End Date, together with any outstanding Existing Equipment Advances and Term Loan Advances, shall be payable in twenty-seven (27) equal monthly installments in the amount of $112,309.00, plus all accrued interest, beginning on the tenth day of the month following the Term Loan 2 Availability End Date, and continuing on the same day of each month thereafter through the Term Loan Maturity Date. Additionally, on the Term Loan 2 Availability End Date, any amounts outstanding from Term Loan Advances, Term Loan 2 Advances, and Existing Equipment Advances in excess of $3,050,000.00 shall be immediately due and payable. Upon the Term Loan Maturity Date, all amounts owing under this Section 2.1(b), (c) and (e) shall be immediately due and payable. Term Loan 2 Advances, once repaid, may not be reborrowed. Borrower may prepay any Term Loan 2 Advances without penalty or premium.

(iii) When Borrower desires to obtain an Term Loan 2 Advance, Borrower shall notify Bank (which notice shall be irrevocable) by facsimile transmission to be received no later than 3:00 p.m. Pacific time three (3) Business Days before the day on which the Term Loan 2 Advance is to be made. Such notice shall be substantially in the form of Exhibit B. The notice shall be signed by a Responsible Officer or its designee.

5) Section 2.2, entitled “Overadvances”, is hereby amended to read as follows:

2.2 Overadvances. If the aggregate amount of the outstanding Advances plus the aggregate face amount of all outstanding Letters of Credit, Term Loan Advances, Term Loan 2 Advances, and Existing Equipment Advances exceeds the lesser of (i) the Borrowing Base plus $500,000, or (ii) the Revolving Line at any time, Borrower shall immediately pay to Bank, in cash, the amount of such excess. On the Term Loan 2 Availability End Date, if the sum of the aggregate amount of outstanding Term Loan Advances, the Term Loan 2 Advances, and Existing Equipment Advances exceeds $3,050,000, Borrower shall immediately pay to Bank, in cash, the amount of such excess.

6) The following subsection shall be inserted in to Section 2.3 (a) entitled “Interest Rates”:

(iv) Term Loan 2 Advances. Except as set forth in Section 2.3(b), the Term Loan 2 Advances shall bear interest, on the outstanding Daily Balance thereof, at a fixed rate per annum equal to six percent (6.00%).

7) Item (e) of the last section of the first paragraph of Section 6.3 entitled Financial Statements, Reports, Certificates is hereby amended to read as follows:

(e) such budgets, sales projections, operating plans or other financial information as Bank may reasonably request from time to time, provided Borrower’s Board-approved semi-annual financial projections shall be delivered to Bank within thirty (30) days of Board approval.

8) Section 6.7 is hereby amended as follows:

6.7 Accounts. Borrower shall maintain its depository, operating, and investment accounts with Bank and in the case of any deposit accounts not maintained with Bank, grant to Bank a first priority perfected security interest in and “control” (within the meaning of Section 9104 of the California Uniform Commercial Code) of such deposit account pursuant to documentation acceptable to Bank. Borrower shall, at all times maintain an amount no less than (i) the aggregate amount of all outstanding Obligations plus $500,000.00 or (ii) $2,000,000, whichever is greater, in its unrestricted cash deposit accounts maintained with Bank.

9) Section 7.12 is hereby amended to read as follows:

7.12 Capital Expenditures. Borrower will not incur capital expenditure expenses in excess of $3,000,000 per annum.

3. CONSISTENT CHANGES. The Existing Documents are each hereby amended wherever necessary to reflect the changes described above.

4. PAYMENT OF THE FACILITY FEE AND TERM LOAN 2 LINE FACILITY FEE. Borrower shall pay Lender fees in the amount of $1,000 (“Term Loan 2 Line Facility Fee”) plus $10,000.00 (“Facility Fee”) plus all out-of-pocket expenses.

5. NO DEFENSES OF BORROWER/GENERAL RELEASE. Borrower agrees that, as of this date, it has no defenses against the obligations to pay any amounts under the Indebtedness. Each of Borrower and Guarantor (each, a “Releasing Party”) acknowledges that Lender would not enter into this Loan and Security Modification Agreement without Releasing Party’s assurance that it has no claims against Lender or any of Lender’s officers, directors, employees or agents. Except for the obligations arising hereafter under this Loan and Security Modification Agreement, each Releasing Party releases Lender, and each of Lender’s and entity’s officers, directors and employees from any known or unknown claims that Releasing Party now has against Lender of any nature, including any claims that Releasing Party, its successors, counsel, and advisors may in the future discover they would have now had if they had known facts not now known to them, whether founded in contract, in tort or pursuant to any other theory of liability, including but not limited to any claims arising out of or related to the Agreement or the transactions contemplated thereby. Releasing Party waives the provisions of California Civil Code section 1542, which states:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

The provisions, waivers and releases set forth in this section are binding upon each Releasing Party and its shareholders, agents, employees, assigns and successors in interest. The provisions, waivers and releases of this section shall inure to the benefit of Lender and its agents, employees, officers, directors, assigns and successors in interest. The provisions of this section shall survive payment in full of the Obligations, full performance of all the terms of this Loan and Security Modification Agreement and the Agreement, and/or Lender’s actions to exercise any remedy available under the Agreement or otherwise.

6. CONTINUING VALIDITY. Borrower understands and agrees that in modifying the existing Indebtedness, Lender is relying upon Borrower’s representations, warranties, and agreements, as set forth in the Existing Documents. Except as expressly modified pursuant to this Loan and Security Modification Agreement, the terms of the Existing Documents remain unchanged and in full force and effect. Lender’s agreement to modifications to the existing Indebtedness pursuant to this Loan and Security Modification Agreement in no way shall obligate Lender to make any future modifications to the Indebtedness. Nothing in this Loan and Security Modification Agreement shall constitute a satisfaction of the Indebtedness. It is the intention of Lender and Borrower to retain as liable parties all makers and endorsers of Existing Documents, unless the party is expressly released by Lender in writing. No maker, endorser, or guarantor will be released by virtue of this Loan and Security Modification Agreement. The terms of this paragraph apply not only to this Loan and Security Modification Agreement, but also to any subsequent Loan and Security modification agreements.

7. CONDITIONS. The effectiveness of this Loan and Security Modification Agreement is conditioned upon payment of the Term Loan 2 Line Facility Fee and Facility Fee.

8. COUNTERSIGNATURE. This Loan and Security Modification Agreement shall become effective only when executed by Lender and Borrower.

BORROWER:		LENDER:

RAINMAKER SYSTEMS, INC.		BRIDGE BANK, NATIONAL ASSOCIATION

By:	/s/ Steve Valenzuela	By:	/s/ Sarah Norris

Name:	Steve Valenzuela	Name:	Sarah Norris

Title:	CFO	Title:	Vice President

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